Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP, INC. ANNOUNCES NEW DIRECTOR
Howard H. Nolan, CPA, CFE

(Bridgehampton, NY – September 23, 2003) Bridge Bancorp, Inc. (The “Company”) (NASDAQ/OTCBB:BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced that its Board of Directors appointed Howard H. Nolan, CPA, CFE to serve as Director of Bridge Bancorp, Inc. and its banking subsidiary, The Bridgehampton National Bank. Mr. Nolan will assume duties at the regularly scheduled meeting of the Board of Directors on November 17, 2003.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented, “It is our pleasure to welcome Howard Nolan to our Board of Directors. Mr. Nolan brings a wealth of expertise in accounting, finance, auditing and strategic planning. His experience in public accounting, internal and external audit, and management of a Long Island financial institution meet the criteria of a financial expert for the Audit Committee, and bring important perspective and oversight to the strengths of our Board. Mr. Nolan’s certifications in both public accounting and fraud examination provide further benefits to the corporate governance of our Company.”

Howard Nolan presently serves as Vice President, Finance of Gentiva Health Services, Inc. in Melville, New York, the nation’s largest home health services provider. His responsibilities include direction and oversight of the company’s financial reporting and budget process, evaluation of acquisition candidates and other strategic opportunities and participation in Board and Audit Committee activities. Mr. Nolan also serves as a member of several management and steering committees focused on compliance with the Sarbanes-Oxley Act and company policies. Prior to his current position at Gentiva, Mr. Nolan served as the company’s Vice President and Chief Internal Auditor.

From 1992-1998, he served as Vice President and Deputy Audit Director of The Long Island Savings Bank, FSB. He maintained several management positions during that time, including First Vice President and Director of Mortgage Servicing, directing mortgage servicing activities for an $8 billion portfolio, and overseeing a staff of ninety.

Mr. Nolan served at KPMG Peat Marwick, LLP (“KPMG”) from 1983-1992. During his last four years at KPMG, he held the position of Senior Manager, Audit Practice, and participated in both Peer and Professional Practice reviews.

A 1982 summa cum laude graduate with a bachelor of business administration degree in accounting from Dowling College, Howard Nolan has achieved certifications in both Public Accounting and Fraud Examination. Mr. Nolan began his professional career at Coughlin, Foundotos and Danowski, CPAs in Miller Place, New York.

Among his professional memberships and corporate governance associations are the American Institute of Certified Public Accountants, New York State Society of CPAs, The Institute of Internal Auditors (Audit Standards Committee Chairman 1999-2002, President 1994-1995, Founding Member of the Long Island Chapter), and the National Association of Certified Fraud Examiners. Mr. Nolan also serves on the Audit Committee for Little Flower Children’s Services of New York.

The Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village and Southold.

The Bridgehampton National Bank, which is locally directed and managed, maintains a policy of community involvement through programs and initiatives that enhance the environment and quality of life on the East End. The Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing Lender and Equal Opportunity Employer.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact the Company’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, worldwide political and social occurrences, including acts of war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.

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